The Allied Defense Group, Inc.

For More Information, Contact:
Maria Walker
Investor Relations
703-847-5268

THE ALLIED DEFENSE GROUP ANNOUNCES APPROVAL OF DISSOLUTION PROPOSAL

VIENNA, Virginia, October 1, 2010 – The Allied Defense Group, Inc. (OTCQB: ADGI) announced that its stockholders voted to approve the dissolution of ADG pursuant to its Plan of Complete Liquidation and Dissolution.

Inasmuch as no Dominant Stockholder (as defined in our Restated Certificate of Incorporation) voted to approve the dissolution, the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock was required to approve the dissolution. Approximately 55.4% of the outstanding shares of ADG’s common stock as of July 26, 2010, the record date for the special meeting, were voted to approve the dissolution of ADG.

As previously announced, our board of directors has determined that it is in the best interests of ADG and our stockholders to delay the filing of a certificate of dissolution with the Delaware Secretary of State so that our stockholders may continue to transfer our common stock while we resolve the matters relating to the DOJ subpoena. Based on this determination we will delay the filing of a certificate of dissolution with the Delaware Secretary of State until at least August 31, 2011.

Additionally, ADG will continue to file all periodic reports required under the Securities Exchange Act of 1934, in a timely manner until at least August 31, 2011.

The Board of Directors of The Allied Defense Group has issued a letter to all shareholders giving an update on the status of the Company. The letter can be found on ADG’s website at www.allieddefensegroup.com.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from the stockholders of ADG in connection with the proposed dissolution of ADG. ADG has filed a definitive proxy statement and relevant documents concerning the proposed dissolution. The proxy statement was mailed on or about July 28, 2010 to the stockholders of record as of July 26, 2010. A supplement to the proxy statement describing developments relating to the dissolution proposal was mailed to the same stockholders of record on or about August 26, 2010. Investors and security holders of ADG are urged to read the proxy statement, the proxy statement supplement and any other relevant documents filed with the SEC because they contain important information about ADG and the proposed dissolution. The proxy statement and any other documents filed by ADG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ADG by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement, the proxy statement supplement and the other relevant materials before making any voting or investment decision with respect to the proposed asset sale.

Safe Harbor for Forward-Looking Statements

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995, including the date that ADG expects the asset sale to be completed. Because forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by ADG with the SEC. For other important conditions to Chemring’s obligation to consummate the asset sale, we refer you to ADG’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 28, 2010. If any of these conditions are not satisfied on a timely basis, it could delay or prevent the completion of the asset sale.